Exhibit 10.1

THIRD AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT OF

STRATEGIC HOTEL FUNDING, L.L.C.

This Third Amendment to the Limited Liability Company Agreement of SHC Funding, L.L.C. (this “Amendment”), dated as of January 31, 2006, is entered into by Strategic Hotel Capital, Inc., a Maryland corporation, as managing member (the “Managing Member”), of Strategic Hotel Funding, L.L.C. (the “Company”), for itself and on behalf of the members of the Company.

WHEREAS, Section 4.2(b) of the Limited Liability Company Agreement of the Company (as heretofore amended, the “Operating Agreement”) provides that the Managing Member may issue additional Membership Units or other Membership Interests in one or more classes, or one or more series of any such classes, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions senior to Non-Managing Membership Interests; provided, that (x) the additional Membership Interests are issued in connection with an issuance of shares of the Managing Member, which shares have designations, preferences and other rights of the additional Membership Interests issued to the Managing Member and (y) the Managing Member shall make a Capital Contribution to the Company in an amount equal to the net proceeds raised in connection with the issuance of such shares of the Managing Member;

WHEREAS, the Managing Member has entered into an Underwriting Agreement dated as of January 11, 2006, pursuant to which the Managing Member has agreed to issue shares of a newly created series of preferred stock, designated Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”); and

WHEREAS, pursuant to the authority granted to the Managing Member pursuant to Section 4.2 and Section 14.l(b) of the Operating Agreement, the Managing Member desires to amend the Operating Agreement (i) to establish a new class of Units, to be entitled 8.25% Series B Cumulative Redeemable Preferred Units (the “Series B Preferred Units”), and to set forth the designations, rights, powers, preferences and duties of such Series B Preferred Units, which are substantially the same as those of the Series B Preferred Stock, and (ii) to make certain other changes to the Operating Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Managing Member hereby amends the Operating Agreement, as follows:

1.            The Managing Member hereby establishes an additional class of Membership Units entitled “Series B Cumulative Redeemable Preferred Units” (the “Series B Preferred Units”). Series B Preferred Units shall have the designations, preferences, rights, powers and duties as set forth in Exhibit A hereto.

2.            The Operating Agreement is hereby amended by attaching as Exhibit C thereto the Exhibit A attached hereto.

All capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned in the Operating Agreement.

Except as modified herein, all terms and conditions of the Operating Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

STRATEGIC HOTEL CAPITAL, INC.,

as Managing Member

Strategic Hotel Funding, L.L.C.

By:	/s/ Paula Maggio
Name:	Paula Maggio
Title:	Vice President, Secretary and General Counsel

Exhibit A

MEMBERSHIP UNIT DESIGNATION OF

8.25% SERIES B CUMULATIVE REDEEMABLE MEMBERSHIP UNITS

The following membership unit designation (this “Membership Unit Designation”) is a statement of the designations, qualifications, special or relative rights and privileges of the 8.25% Series B Cumulative Redeemable Preferred Units of Strategic Hotel Funding, L.L.C. (the “Company”).

Capitalized terms used but not otherwise defined in this Membership Unit Designation shall have the same meanings ascribed to them in the Company’s Limited Liability Company Agreement, dated as of June 29, 2004, and any amendments thereto (collectively, the “Operating Agreement”).

Section 1.           Number of Preferred Units And Designation. A series of Membership Units, designated as 8.25% Series B Cumulative Redeemable Preferred Units (the “Series B Preferred Units”), is hereby established. The number of Series B Preferred Units shall be 4,600,000, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Managing Member.

Section 2.           Definitions. For purposes of the Series B Preferred Units, the following terms shall have the meanings indicated:

“Articles Supplementary of the Series B Preferred Stock” shall mean the Articles Supplementary Classifying and Designating a Series of Preferred Stock as 8.25% Series B Cumulative Redeemable Preferred Stock and Fixing Dividend and Other Preferences and Rights of Such Series filed by the Managing Member with the SDAT on January 13, 2006, as amended from time to time.

"Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York are not required to be open.

“Distribution Payment Date” shall mean the last calendar day of March, June, September and December in each year, commencing on March 31, 2006; provided, however, that if any Distribution Payment Date falls on any day other than a Business Day, the distribution payment due on such Distribution Payment Date shall be paid on the Business Day immediately following such Distribution Payment Date and no interest or other sum shall accumulate or be paid on the amount so payable for the period after such Distribution Payment Date to such next Business Day.

"Distribution Periods" shall mean quarterly distribution periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period, which shall commence on the Issue Date and end on and include March 31, 2006, and other than the Distribution Period during which any Series B Preferred Units shall be redeemed pursuant to Section 5, which shall end on and include the date fixed for redemption with respect to the Series B Preferred Units being redeemed).

"Fully Junior Units" shall mean the common Membership Units and any other class or series of Membership Units of the Company now or hereafter issued and outstanding over which the Series B Preferred Units have preference or priority in both (i) the payment of distributions and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Company.

"Issue Date" shall mean January 31, 2006.

"Junior Units" shall mean the common Membership Units and any other class or series of Membership Units of the Company now or hereafter issued and outstanding over which the Series B Preferred Units have preference or priority in the payment of distributions or in the distribution of assets on any liquidation, dissolution or winding up of the Company and, unless the context clearly indicates otherwise, shall include Fully Junior Units.

"NYSE" shall have the meaning set forth in paragraph (a) of Section 3.

"Parity Units" shall have the meaning set forth in paragraph (b) of Section 7.

"Person" shall mean any individual, firm, partnership, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

"Series B Preferred Shares" shall mean the 8.25% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share, of the Managing Member.

"Series B Preferred Units" shall have the meaning set forth in Section 1.

"set apart for payment" shall be deemed to include, without any action other than the following: the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Managing Member and a declaration of distributions or other distribution by the Company, the allocation of funds to be so paid on any series or class of Membership Units of the Company; provided, however, that if any funds for any class or series of Junior Units or any class or series of Membership Units on parity with the Series B Preferred Units as to the payment of distributions are placed in a separate account of the Company or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series B Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

Section 3.	Distributions.

(a)          Holders of Series B Preferred Units shall be entitled to receive, when and as authorized by the Managing Member and declared by the Company, out of funds legally available for the payment of distributions, cumulative preferential cash dividends at the rate of eight and one quarter percent (8.25%) per annum of the Twenty-Five Dollars ($25.00) per unit liquidation preference of the Series B Preferred Units (equivalent to a fixed annual amount of $2.0625 per share). However, if following a Change in Control (as defined in the Articles Supplementary of the Series B Preferred Stock) the Series B Preferred Shares are not listed on the New York Stock Exchange, Inc. (the “NYSE”) or the American Stock Exchange or quoted on NASDAQ, the holder of Series B Preferred Units shall be entitled to receive, when and as authorized and declared by the Managing Member out of funds legally available for the payment of distributions, cumulative preferential cash dividends from (but excluding) the first date on which both such Change of Control has occurred and the Series B Preferred Shares are not so listed or quoted at the increased rate of nine and one quarter percent (9.25%) per annum of the Twenty-Five Dollars ($25.00) per unit liquidation preference of the Series B Preferred Units (equivalent to a fixed annual amount of $2.3125 per share) for as long as the Series B Preferred Shares are not so listed or quoted. Such distributions shall accumulate on a daily basis and be cumulative from (but excluding) the original date of issuance and be payable quarterly in equal amounts in arrears on or about the last calendar day of each March, June, September and December of each year, beginning on March 31, 2006 (each such day being hereinafter called a "Distribution Payment Date"); provided that if any Distribution Payment Date is not a Business Day, then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day. Any distribution payable on the Series B Preferred Units for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions shall be payable to the holder at the close of business on the applicable record date, which shall be the last day of the calendar month that immediately precedes the calendar month in which the applicable Distribution Payment Date falls or such other date designated by the Managing Member or an officer of the Company duly authorized by the Managing Member for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date.

(b)          No distribution on the Series B Preferred Units will be declared by the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c)          Notwithstanding anything to the contrary contained herein, distributions on the Series B Preferred Units shall accumulate regardless of whether or not: (i) the restrictions referred to in paragraph (b) of this Section 3 exist; (ii) the Company has

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earnings; (iii) there are funds legally available for the payment of such distributions; or (iv) such distributions are authorized by the Managing Member. Accumulated but unpaid distributions on the Series B Preferred Units will accumulate as of the Distribution Payment Date on which they first become payable or on the date of redemption as the case may be. Accumulated and unpaid distributions will not bear interest.

(d)          Except as provided in the next sentence, if any Series B Preferred Units are outstanding, no distributions will be declared or paid or set apart for payment on any Membership Units of the Company of any other class or series ranking, as to distributions, on a parity with or junior to the Series B Preferred Units unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Units for all past distribution periods. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Units and all other Membership Units ranking on parity, as to distributions, with the Series B Preferred Units, all distributions declared, paid or set apart for payment upon the Series B Preferred Units and all other Membership Units ranking on parity, as to distributions, with the Series B Preferred Units shall be declared and paid pro rata or declared and set apart for payment pro rata so that the amount of distributions declared per Series B Preferred Unit and each such other Membership Unit shall in all cases bear to each other the same ratio that accumulated distributions per Series B Preferred Unit and other Membership Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other Membership Units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series B Preferred Units which may be in arrears.

(e)          Except as provided in paragraph (d) of this Section 3, unless full cumulative distributions on the Series B Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods, no distributions (other than in any other Membership Units of the Company ranking junior to the Series B Preferred Units as to distributions and upon liquidation) may be declared or paid or set apart for payment nor shall any other distribution be declared or made upon any other Membership Units of the Company ranking junior to or on a parity with the Series B Preferred Units as to distributions or upon liquidation, nor shall any other Membership Units of the Corporation ranking junior to or on a parity with the Series B Preferred Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such units) by the Company (except by conversion into or exchange for other Membership Units of the Company ranking junior to the Series B Preferred Units as to distributions and upon liquidation, by redemption, purchase or acquisition of Membership Units under any employee benefit plan of the Company, or by other redemption, purchase or acquisition of any units of the Company).

(f)           Holders of Series B Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative

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distributions on the Series B Preferred Units as described above. Any distribution payment made on the Series B Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such units which remains payable.

(g)          In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Company) by dividend, redemption or otherwise is permitted under Delaware law, no effect shall be given to amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of unitholders whose preferential rights on dissolution are superior to those receiving the distribution.

Section 4.	Liquidation Preference.

(a)          In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Units, as to the distribution of assets on any liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred Units shall be entitled to receive Twenty-Five Dollars ($25.00) per Series B Preferred Unit plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series B Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other class or series of Parity Units, as to the distribution of assets on any liquidation, dissolution or winding up of the Company, then such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Units and any such other Parity Units ratably in accordance with the respective amounts that would be payable on such Series B Preferred Units and any such other Parity Units if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Company with one or more corporations, real estate investment trusts or other entities, (ii) a sale, lease or transfer of all or substantially all of the Company's assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

(b)          Subject to the rights of the holders of any series or class or classes of Membership Units ranking on a parity with or prior to the Series B Preferred Units upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Series B Preferred Units, as provided in this Section 4, any other series or class or classes of Junior Units shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Units shall not be entitled to share therein.

(c)          In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of Membership

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Units of the Company or otherwise, is permitted under the DGCL, amounts that would be needed, if the Company were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of Series B Preferred Units shall not be added to the Company’s total liabilities.

Section 5.           Redemption. In connection with the redemption by the Managing Member of any of the shares of Series B Preferred Stock in accordance with the provisions of the Articles Supplementary of the Series B Preferred Stock, the Company shall provide cash to the Managing Member for such purpose which shall be equal to the redemption price (as set forth in the Articles Supplementary of the Series B Preferred Stock), plus all distributions accumulated and unpaid to the Redemption Date (as defined in the Articles Supplementary of the Series B Preferred Stock), and one Series B Preferred Unit shall be concurrently redeemed with respect to each share of Series B Preferred Stock so redeemed by the Managing Member. From and after the applicable Redemption Date (as defined in the Articles Supplementary of the Series B Preferred Stock), the Series B Preferred Units so redeemed shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series B Preferred Units shall cease. Any Series B Preferred Units so redeemed may be reissued to the Managing Member at such time as the Managing Member reissues a corresponding number of shares of Series B Preferred Stock so redeemed or repurchased, in exchange for the contribution by the Managing Member to the Company of the proceeds from such reissuance of shares of Series B Preferred Stock.

Section 6.	Special Optional Redemption by the Company.

(a)          If at any time following a Change of Control (as defined in the Articles Supplementary of the Series B Preferred Stock) the Series B Preferred Shares are not listed on the NYSE or the American Stock Exchange or quoted on NASDAQ, the Company will have the option upon written notice to the holder of record of the Series B Preferred Units to redeem the Series B Preferred Units, in whole but not in part, within 90 days after the first date on which both such Change of Control has occurred and the Series B Preferred Shares are not so listed or quoted, for cash at $25.00 per share plus accrued and unpaid distributions (whether or not declared) to the redemption date.

(b)          Upon any redemption of Series B Preferred Units pursuant to this Section 6, the Company will pay, in cash, any accrued and unpaid distributions to the redemption date, whether or not authorized, unless a redemption date falls after a distribution payment record date and prior to the corresponding Distribution Payment Date, in which case the holder of Series B Preferred Units at the close of business on such distribution payment record date will be entitled to the distribution payable on such units on the corresponding Distribution Payment Date notwithstanding the redemption of such units before the Distribution Payment Date. Except as provided in the previous sentence, the Company will make no payment or allowance for unpaid distributions, whether or not in arrears, on the Series B Preferred Units.

(c)          On or after the date fixed for redemption, the holder of Series B Preferred Units must present and surrender each certificate representing its Series B Preferred Units to the Company at the place designated in the applicable notice and thereupon the

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redemption price of such units will be paid to or on the order of the holder as the owner thereof, and each surrendered certificate will be canceled.

(d)          At its election, the Company, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid distributions) of the Series B Preferred Units so called for redemption in trust for the holder of such Series B Preferred Units with a bank or trust company (which may be an affiliate of the Company) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series B Preferred Units so called for redemption.

(e)          From and after the redemption date (unless the Company defaults in payment of the redemption price), all distributions will cease to accumulate on the Series B Preferred Units, said units shall no longer be deemed to be outstanding and all rights of the holder of Series B Preferred Units will terminate with respect to such units, except the right to receive the redemption price and all accrued and unpaid distributions up to the redemption date.

Section 7.           Ranking. Any class or series of Membership Units of the Company shall be deemed to rank:

(a)          prior to the Series B Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series B Preferred Units;

(b)          on a parity with the Series B Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit thereof be different from those of the Series B Preferred Units, if the holders of such class or series and the Series B Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per unit or liquidation preferences, without preference or priority one over the other (“Parity Units”);

(c)          junior to the Series B Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Junior Units; and

(d)          junior to the Series B Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Fully Junior Units.

Section 8.           Voting. Except as required by applicable law, the holders of the Series B Preferred Units, in their capacity as such, shall have no voting rights.

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Section 9.           Limitation on Ownership. The Series B Preferred Units shall be owned and held solely by the Managing Member.

Section 10.        Record Holders. The Company and the Transfer Agent may deem and treat the record holder of any Series B Preferred Units as the true and lawful owner thereof for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary.

Section 11.         Sinking Fund. The Series B Preferred Units shall not be entitled to the benefits of any retirement or sinking fund.

Section 12.         Conversion. The Series B Preferred Units shall not be convertible into or exchangeable for any other securities or property of the Company.

Section 13.        Allocations. The Company’s items of income, gain, loss and deduction shall be allocated to the holders of Series B Preferred Units and the other Members for each taxable year (or portion thereof) as provided herein below:

(a)          After giving effect to the special allocations set forth in Sections 6.2 and 6.3 of the Operating Agreement, Net Income shall be allocated to the Members as follows:

(i)           first, to the holders of Series B Preferred Units and the holders of any Parity Units pro rata in proportion to the aggregate Net Losses allocated to each such class of holders pursuant to Section 13(b)(ii) for all prior taxable years (and within each such class of Membership Units, pro rata with respect to each Membership Unit of such class), until the aggregate Net Income allocated to such holders pursuant to this Section 13(a)(i) for the current and all prior taxable years is equal to the aggregate Net Losses allocated to such holders pursuant to Section 13(b)(ii) for all prior taxable years;

(ii)          second, to the holders of Series B Preferred Units and the holders of any Parity Units pro rata in proportion to the respective amounts of distributions accumulated on the Series B Preferred Units and on such Parity Units up to the last day of the current taxable year (or portion thereof) (and within each such class of Membership Units, pro rata with respect to each Membership Unit of such class), until the aggregate Net Income allocated to such holders pursuant to this Section 13(a)(ii) for the current and all prior taxable years is equal to the aggregate amount of distributions accumulated on the Series B Preferred Units and on such Parity Units up to the last day of the current taxable year (or portion thereof); and

(iii)        third, to the holders of Junior Units in accordance with the rights of each class of Junior Units.

(b)          After giving effect to the special allocations set forth in Sections 6.2 and 6.3 of the Operating Agreement, Net Losses shall be allocated to the Members as follows:

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(i)           first, to the holders of Junior Units in the reverse order of the priorities of each class of Junior Units; provided that Net Losses shall not be allocated to such holders to the extent that such allocation would cause any holder of Junior Units to have an Adjusted Capital Account Deficit at the end of such taxable year (or portion thereof) (or increase any existing Adjusted Capital Account Deficit); and

(ii)          second, to the holders of Series A Preferred Units and the holders of any Parity Units pro rata in proportion to the number of Membership Units of each such class; provided that Net Losses shall not be allocated to such holders to the extent that such allocation would cause any holder of Series A Preferred Units or Parity Units to have an Adjusted Capital Account Deficit at the end of such taxable year (or portion thereof) (or increase any existing Adjusted Capital Account Deficit).

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, this Membership Unit Designation has been duly executed by the Managing Member on behalf of the Company as of the day and year set forth below.

Dated: January 31, 2006	MANAGING MEMBER

STRATEGIC HOTEL CAPITAL, INC.

	By:	/s/ Paula Maggio
	Name:	Paula Maggio
	Title:	Vice President, Secretary and
General Counsel